Exhibit 10.8
ASSIGNMENT AND ASSUMPTION OF

AMENDED AND RESTATED AGREEMENT FOR PURCHASE AND SALE
THIS ASSIGNMENT AND ASSUMPTION OF AMENDED AND RESTATED AGREEMENT OF PURCHASE AND SALE (this "Assignment") is made and entered into as of July 19, 2012 (the "Effective Date") by and between Ladder Capital Finance LLC, a Delaware limited liability company ("Assignor") and AR Capital, LLC, a Delaware limited liability company ("Assignee").
WHEREAS, Assignor entered into that certain Amended and Restated Agreement of Purchase and Sale, dated July 2, 2012 (the "Purchase Agreement") for the purchase of all of the real property described in Section 1(h) thereof (individually, a "Property", collectively, the "Properties"), with RSBR Investments, LLC, RBA Investments, LLC and Overland Properties, I,LC ("Seller"), and
WHEREAS, Assignor wishes to assign to Assignee all of its rights, title and interests under the Purchase Agreement with respect to the Properties and Assignee wishes to accept such assignment and assume the obligations of Assignor as Buyer thereunder.
NOWTHEREFORE, for good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.
Recitals; Capitalized Terms. The above recitals are incorporated herein by reference. Any capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

2.
Assignment and Assumption. Assignor hereby assigns to Assignee all of Assignors right, title and interest in and to the Purchase Agreement, including the Earnest Money paid thereunder, in order to expressly confer upon Assignee all of the benefits of a successor, assign or nominee of Assignor under the Purchase Agreement for the purchase of the Properties. By executing this Assignment, Assignee hereby accepts such assignment of and assumes, covenants and agrees to perform and observe all the undertakings, obligations and covenants to be performed or observed by Assignor, as purchaser pursuant to the Purchase Agreement from and after the Effective Date of this Assignment.

3.	Earnest Money. Assignee shall deliver to Assignor an amount equal to the Earnest Money under the Purchase Agreement within three (3) business days after the Effective Date.

4.
Assignment Fee. In addition to the delivery of the Earnest Money to Assignor, the Assignment Fee to be paid by Assignee to Assignor is 104.8 basis points on the Purchase Price allocated to each Property, as set forth on Schedule 1 of the Purchase Agreement (the "Assignment Fee"). The calculation of the Assignment Fee shall be the product of 0.01048 and the individual Purchase Price allocated to a particular Property. By way of example only, a Property being sold for $1,100,000.00 would result in an Assignment

Fee of $11,528.00. The Assignment Fee shall be earned and paid at the time each Closing for a Property shall occur under the Purchase Agreement.

5.
Due Diligence Materials. Within five (5) days following the Effective Date, Assignor shall provide Assignee, at Assignor's cost, copies (which may be provided electronically) of all Due Diligence Materials, as defined under Section 6(b) of the Purchase Agreement, which have been received by Assignor as of the date hereof, together with a copy (which may be provided electronically) of any due diligence material developed by Assignor or its agents.

6.
Indemnity. Assignee agrees to indemnify Assignor and hold Assignor harmless with respect to any cost, expense or liability, including without limitation, court costs and reasonable attorney's lees, which Assignor may suffer or incur as a result of Assignee's default under the Purchase Agreement which may accrue from and after the Effective Date. Except with respect to any cost, expense or liability suffered or incurred by Assignee as a result of a default by Assignor under the Purchase Agreement prior to the Effective Date, Assignee, on behalf of itself and all of its officers, members, directors, shareholders, employees, representatives and affiliated entities (collectively, the "Releasors") hereby expressly waives and relinquishes any and all rights and remedies Releasors may now or hereafter have against Assignor, and its, partners, shareholders, officers, members, managers and/or directors, and their respective successors and assigns whether known or unknown, which may arise from, or be related to, the Purchase Agreement or this Assignment.

7.
Additional Documents. Assignor agrees without additional consideration to execute and deliver to Assignee any and all additional forms of assignment and other instruments and documents that may be reasonably necessary or desirable to transfer or evidence the transfer to Assignee of any of Assignor's right, title and interest to the Purchase Agreement provided that the same arc in form and substance satisfactory to Assignor.

8.
Performance on Business Days. A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.

9.
Entire Agreement. This Assignment constitutes the sole and entire agreement among Assignor and Assignee hereto and no modification of this Assignment shall be binding unless in writing and signed by Assignor and Assignee. No prior agreement or understanding pertaining to the subject matter hereof shall be valid or of any force or effect from and after the date hereof

10.	Applicable Law. This Assignment shall be construed under the laws of the State of New York, without giving effect to any state's conflict of laws principles.

11.	Attorneys' Fees. In any action between Assignor and Assignee arising out of this Assignment, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party's reasonable attorneys' fees and disbursements and court costs incurred in such action.

12.
No Representations or Warranties. Assignor makes no representations or warranties, and expressly disclaims any representations or warranties on behalf of itself, of any representations and/or warranties set forth in the Purchase Agreement and expressly makes no representations or warranties regarding the Purchase Agreement or any of the Properties.

13.
Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Assignment which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Assignment to the other party upon request.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to he executed as or the date and year first set forth above.

ASSIGNOR:
Ladder Capital Finance, LLC, a Delaware limited liability company
By: /s/ David M. Traitel
Name: David M. Traitel
Title: Managing Director
ASSIGNEE:
AR CAPITAL, LLC, a Delaware limited liability company

By: /s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President